EXHIBIT 99.6

ALARIS Medical Systems and Cardinal Health

Bringing the Future Forward

Except for historical information, all other information in this news release consists of forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health’s Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of ALARIS Medical Systems. At the time the expected offer is commenced, Cardinal Health will file a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS will file a solicitation/recommendation statement with respect to the offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of ALARIS at no expense to them. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

How the Acquisition Evolved

ALARIS is a leader; Cardinal Health likes leaders

Work we’re doing to bring new products, technologies and services to medication safety market is a great fit with Cardinal Health.

Cardinal Health – A Health Care Leader

Distribution, manufacturing, and services

55,000 associates on six continents

Annual revenues: > $57 billion

Operating earnings: ?$2.5 billion

#17 on Fortune 500

99% of Operating Earnings from Businesses with Leading Market Positions

Cardinal Health Business Segments

Pharmaceutical Technologies and Services

Medical Products and Services

Automation and Information Services

Pharmaceutical Distribution and Provider Services

Cardinal Health Business Segments

Pharmaceutical Technologies and Services

Medical Products and Services

Automation and Information Services

Pharmaceutical Distribution and Provider Services

Diversified Sources of Earnings $            M

Operating Earnings

Everything Else

Operating

$2,458M 40x Earnings $605M Medical Products

$265M Automation Pharmaceutical $368M

Technologies $220M Provider Services

60% $ 60M

Pharmaceutical Distribution

Pharmaceutical

$1B Distribution 40%

FY ‘03

Areas of Strategic Alignment

Strong hospital & IDN relationships

Broad based GPO relationships

Unique market insights based on “chain of care”

Emerging presence at patient bedside and in medication safety space

How the Acquisition Will Proceed

Dave will continue to lead the company

Senior management remains in place

Corporate headquarters remains in San Diego

International HQ remains in Basingstoke

Our strategic focus and business mission remains . . . “providing solutions for medication safety at the point of care”

How the Acquisition Will Proceed

“Business as usual” as the acquisition is completed . . . expected by end of June

Integration to be co-managed by teams from both companies

Employees to be kept informed throughout

No major changes or dislocations expected . . . Cost-saving synergies were not the driver

Longer term, we’ll look for ways to leverage operational and marketing efficiencies

Benefits to ALARIS

Expanded career opportunities for ALARIS employees

Significantly greater resources to develop the global medication safety market

Flexibility to invest in longer term opportunities

Shared knowledge and insights that will speed the introduction of solutions that advance patient care

Substantially enhanced competitiveness vs. global health care businesses

Facing an Exciting Future

Acquisition affirms value created by ALARIS employees

Enterprise value grew from $500 million to $2 billion in three years

Cardinal Health believes in our vision

Thanks to all ALARIS men and women whose talents and dedication brought us to this day

ALARIS Medical Systems and Cardinal Health

Bringing the Future Forward

Except for historical information, all other information made herein consists of forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in ALARIS’ Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. ALARIS undertakes no obligation to update or revise any forward-looking statement.

This announcement is not a recommendation, an offer to purchase, or a solicitation of an offer to sell securities of ALARIS Medical Systems. Cardinal Health has not commenced the tender offer for shares of common stock of ALARIS described herein. At the time the expected offer is commenced, Cardinal Health will file a tender offer statement with the U.S. Securities and Exchange Commission and ALARIS will file a solicitation/recommendation statement with respect to the offer. Investors and ALARIS stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender documents) and the related solicitation/recommendation statement because they will contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, will be made available to all stockholders of ALARIS at no expense to them. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

The statements contained in this memo are being provided to give you an understanding of the proposed acquisition. The statements contained herein are being provided by management acting only in their capacity as management of the company and by the company acting only in its capacity as an employer, and not by either acting in the capacity as administrator or as a fiduciary of the 401(k) plan or any other benefit plan. As a result, the statements contained herein are not governed by ERISA.